                               Cytyc Corporation
                                 Exhibit 11.1
       Statement of Computation of Weighted Average Shares Outstanding



                                                      For the three months ended June 30,      For the six months ended June 30,
                                                      ----------------------------------       ---------------------------------
                                                             1995              1996                  1995               1996
                                                        ------------       ------------          ------------       ------------
                                                         (pro forma)                              (pro forma)
Weighted average Series A-1 Convertible
Preferred Stock outstanding during the period,
assuming conversion to common stock                       2,399,573              --                 2,399,573            --

Weighted average Series B-1 Convertible
Preferred Stock outstanding during the period,
assuming conversion to common stock (1)                   3,569,370              --                 3,569,370            --

Weighted average Series C-1 Convertible
Preferred Stock outstanding during the period,
assuming conversion to common stock (2)                   3,809,383              --                 3,809,383           --

Weighted average Common Stock outstanding
during the period (3)                                       307,655          13,611,639               307,382        12,245,763

Net share issuable upon exercise of stock options
granted subsequent to January 15, 1995 (2)                  782,274              --                   782,274            --
                                                         ----------          ----------            ----------        ----------
                                                         10,868,255          13,611,639            10,867,982        12,245,763
                                                         ==========          ==========            ==========        ==========

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(1)  All outstanding shares of Series B1 Convertible Preferrred Stock are assumed to have been converted into shares of Common Stock at the time of issuance of the four prior series of Convertible Preferred Stock, which automatically converted into Series B1 Convertible Preferred Stock in 1995.

(2) Common Stock equivalents issued and stock options granted during the twelve month period immediately prior to the filing of the initial public offering have been included as outstanding for all periods presented prior to the initial public offering using the treasury-stock method and the public offering price.

(3) In March, 1996, the Company sold, through an initial public offering, 3,000,000 shares of its Common Stock at $16 per share. All shares of the Company's Convertible Preferred Stock were automatically converted into 9,778,326 shares of Common Stock at the time of the initial public offering and are assumed to be issued Common Stock as of January 1, 1996. Additionally, on April 4, 1996, the Underwriters of the Company's initial public offering exercised their over-allotment option in full to purchase an additional 450,000 shares of the Company's Common Stock at $14.88 per share.